Exhibit 99.1

REALOGY REPORTS RESULTS FOR FULL YEAR 2009

Real Estate Leader Posts Net Revenue of $3.9 Billion, Net Loss of $262 Million and EBITDA of $465 Million

PARSIPPANY, N.J., February 16, 2010 – Realogy Corporation, a global leader in real estate and relocation services, today reported results for the year ended December 31, 2009. Realogy had 2009 net revenue of $3.9 billion, a net loss attributable to the Company of $262 million, and earnings before interest, taxes, depreciation and amortization (EBITDA) of $465 million. As of December 31, 2009, Realogy had $219 million of readily available cash and no outstanding balance on its revolving credit facility.

Realogy’s revenue for the fourth quarter of 2009 increased 11% compared to 2008. EBITDA for the period was $89 million, or $104 million before restructuring and other items. This was an increase of $70 million year over year, and primarily a result of executed cost efficiencies.

On a full-year basis, Realogy’s revenue decreased by $793 million in 2009 compared to 2008 principally due to lower average sale prices of homes brokered by our franchisees and our company-owned operations. Despite the 17% revenue decline, 2009 EBITDA of $427 million before restructuring and other items increased $16 million compared to 2008. Realogy’s reported EBITDA of $465 million for the full year was positively affected by a $75 million gain on debt extinguishment and $49 million from the prepayment of a receivable from Wright Express, partially offset by $86 million of restructuring and other legacy charges. (Please see Table 6 for a reconciliation of net income (loss) attributable to Realogy to EBITDA before restructuring and other items and Table 7 for the definition of non-GAAP financial measures.)

“The macroeconomic challenges of the past two years have been unprecedented, and our business model has proven its resiliency throughout,” said Realogy President and CEO Richard A. Smith. “EBITDA before restructuring and other items has remained essentially flat during 2008 and 2009 despite substantial revenue declines we have experienced since 2007. The resulting increased efficiency of our operations has positioned us to outperform when the recovery occurs. While we continue to monitor costs, Realogy is sharply focused on growth in each of our businesses, both organically and via strategic acquisitions. This growth strategy is evidenced by our recent announcement regarding Cartus’ acquisition of Primacy, a prominent provider of relocation services.”

In the fourth quarter, Realogy’s core business drivers showed significant improvement, particularly home sale unit transactions, which increased 18% year-over-year at the Realogy Franchise Group (RFG) and 20% at NRT, the Company’s owned brokerage unit. These improvements were due to a combination of relatively

Realogy Reports Results for Full Year 2009	Page 2

weak fourth quarter 2008 activity and an influx of transaction volume in 2009, spurred by the original November 30 expiration of government tax credits for first-time buyers. The average home sale price declined in the fourth quarter by 5% at RFG and 3% at NRT. The fourth quarter 2009 average home sale price stabilized compared to more significant declines reported in the first three quarters due to fewer REO sales and increased home sales in the high end markets we serve.

On a full-year basis, RFG and NRT transaction sides decreased 1 percent and remained flat, respectively. RFG’s average home sale price decreased 11 percent during the full year 2009 while NRT’s average home sale price declined 18 percent. Average home sale price declines in 2009, particularly at NRT, were driven early in the year by a shift in mix of transactions away from higher priced homes and a greater level of distressed home sales.

Covenant Compliance

As of December 31, 2009, the Company’s senior secured leverage ratio was 4.66 to 1, which is below the 5.0 to 1 maximum ratio required to be in compliance with our Credit Agreement. The senior secured leverage ratio is determined by taking Realogy’s senior secured net debt of $2.89 billion at December 31, 2009 and dividing it by the Company’s Adjusted EBITDA of $619 million for the 12 months ended December 31, 2009. (Please see Table 6 for a reconciliation of net loss attributable to Realogy to Adjusted EBITDA and Table 7 for the definition of non-GAAP financial measures.)

Balance Sheet Information as of December 31, 2009

As of December 31, 2009, Realogy had no balance on its revolving credit facility. The Company also had $219 million of readily available cash, which is included in cash and cash equivalents of $255 million.

A complete balance sheet is included as Table 2 of this press release.

Investor Webcast

Realogy will hold a Webcast to review its full year 2009 results at 10:00 a.m. (EST) today. The call will be hosted by Richard A. Smith, president and CEO, and Anthony E. Hull, executive vice president, CFO and treasurer. The conference call will be made available live via Webcast on the Investor Information section of the Realogy.com Web site. A replay of the Webcast will be available at www.realogy.com from February 17 through March 3.

About Realogy Corporation

Realogy Corporation, a global provider of real estate and relocation services, has a diversified business model that includes real estate franchising, brokerage, relocation and title services. Realogy’s world-renowned brands and business units include Better Homes and Gardens® Real Estate, CENTURY 21®, Coldwell Banker®, Coldwell Banker Commercial®, The Corcoran Group®, ERA®, Sotheby’s International Realty®, NRT LLC, Cartus and Title Resource Group. Collectively, Realogy’s franchise systems have approximately 14,500 offices and 262,000 sales associates doing business in 93 countries and territories around the world. Headquartered in Parsippany, N.J., Realogy (www.realogy.com) is owned by affiliates of Apollo Management, L.P., a leading private equity and capital markets investor. To receive future Realogy news releases, you can sign up for an e-mail subscription or secure a link for your RSS reader at www.realogy.com/media.

Realogy Reports Results for Full Year 2009	Page 3

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Realogy Corporation to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates” and “plans” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.

Various factors that could cause actual future results and other future events to differ materially from those estimated by management include, but are not limited to: our substantial amount of outstanding debt; our ability to comply with the affirmative and negative covenants contained in our debt agreements; adverse developments or the absence of improvement in the residential real estate markets including but not limited to the lack of sustained improvement in the number of home sales and/or further declines in home prices, low levels of consumer confidence, the impact of the ongoing or future recessions and related high levels of unemployment in the U.S. and abroad, continuing high levels of foreclosures, and reduced availability of mortgage financing or financing availability at rates not sufficiently attractive to homebuyers; the final resolution or outcomes with respect to Cendant’s contingent liabilities, including contingent tax liabilities; adverse developments or the absence of sustained improvement in general business, economic and political conditions, including but not limited to changes in short-term or long-term interest rates, or any outbreak or escalation of hostilities on a national, regional or international basis; our failure to enter into or renew franchise agreements, maintain our brands or the inability of franchisees to survive the current real estate cycle; our inability to realize benefits from future acquisitions; our inability to sustain improvements in our operating efficiency; and our inability to access capital and/or securitization markets.

Consideration should be given to the areas of risk described above, as well as those risks set forth under the headings “Forward-Looking Statements” and “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009 and in our other periodic reports filed from time to time, in connection with considering any forward-looking statements that may be made by us and our businesses generally. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless we are required to do so by law.

This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained in the Tables attached to this release.

Investor Contact:	Media Contact:
Alicia Swift	Mark Panus
(973) 407-4669	(973) 407-7215
alicia.swift@realogy.com	mark.panus@realogy.com

Realogy Reports Results for Full Year 2009	Page 4

Table 1

REALOGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions)

	Year Ended December 31, 2009	Year Ended December 31, 2008
Revenues
Gross commission income	$2,886	$3,483
Service revenue	621	737
Franchise fees	273	323
Other	152	182

Net revenues	3,932	4,725

Expenses
Commission and other agent-related costs	1,850	2,275
Operating	1,263	1,607
Marketing	161	207
General and administrative	250	236
Former parent legacy costs (benefit), net	(34)	(20)
Restructuring costs	70	58
Merger costs	1	2
Impairment of intangible assets, goodwill and investments in unconsolidated entities	—	1,789
Depreciation and amortization	194	219
Interest expense/(income), net	583	624
Gain on extinguishment of debt	(75)	—
Other (income)/expense, net	3	(9)

Total expenses	4,266	6,988

Loss before income taxes, equity in earnings and noncontrolling interests	(334)	(2,263)
Income tax benefit	(50)	(380)
Equity in (earnings) losses of unconsolidated entities	(24)	28

Net loss	(260)	(1,911)
Less: Net income attributable to noncontrolling interests	(2)	(1)

Net loss attributable to Realogy	$(262)	$(1,912)

Realogy Reports Results for Full Year 2009	Page 5

Table 2

REALOGY CORPORATION

CONSOLIDATED BALANCE SHEETS

(In millions)

	December 31, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$255	$437
Trade receivables (net of allowance for doubtful accounts of $66 and $46)	102	140
Relocation receivables	334	765
Relocation properties held for sale	—	22
Deferred income taxes	85	92
Due from former parent	3	3
Other current assets	95	112

Total current assets	874	1,571

Property and equipment, net	211	276
Goodwill	2,577	2,572
Trademarks	732	732
Franchise agreements, net	2,976	3,043
Other intangibles, net	453	480
Other non-current assets	218	238

Total assets	$8,041	$8,912

LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$96	$133
Securitization obligations	305	703
Due to former parent	505	554
Revolving credit facility and current portion of long-term debt	32	547
Accrued expenses and other current liabilities	502	513

Total current liabilities	1,440	2,450

Long-term debt	6,674	6,213
Deferred income taxes	760	826
Other non-current liabilities	148	163

Total liabilities	9,022	9,652

Commitments and Contingencies

Equity (deficit):
Common stock	—	—
Additional paid-in capital	2,020	2,013
Accumulated deficit	(2,971)	(2,709)
Accumulated other comprehensive loss	(32)	(46)

Total Realogy stockholder’s deficit	(983)	(742)

Noncontrolling interests	2	2

Total equity (deficit)	(981)	(740)

Total liabilities and equity (deficit)	$8,041	$8,912

Realogy Reports Results for Full Year 2009	Page 6

Table 3

REALOGY CORPORATION

KEY DRIVERS

	Year Ended December 31,				Year Ended December 31,
	2009	2008	% Change		2008	2007	% Change
Real Estate Franchise Services (a)
Closed homesale sides	983,516	995,622	(1%	)	995,622	1,221,206	(18%	)
Average homesale price	$190,406	$214,271	(11%	)	$214,271	$230,346	(7%	)
Average homesale broker commission rate	2.55%	2.52%	3 bps		2.52%	2.49%	3 bps
Net effective royalty rate	5.10%	5.12%	(2 bps	)	5.12%	5.03%	9 bps
Royalty per side	$257	$287	(10%	)	$287	$298	(4%	)

Company Owned Real Estate Brokerage Services
Closed homesale sides	273,817	275,090	—%		275,090	325,719	(16%	)
Average homesale price	$390,688	$479,301	(18%	)	$479,301	$534,056	(10%	)
Average homesale broker commission rate	2.51%	2.48%	3 bps		2.48%	2.47%	1 bps
Gross commission income per side	$10,519	$12,612	(17%	)	$12,612	$13,806	(9%	)

Relocation Services
Initiations	116,491	136,089	(14%	)	136,089	132,343	3%
Referrals	64,995	71,743	(9%	)	71,743	78,828	(9%	)

Title and Settlement Services
Purchase title and closing units	104,689	110,462	(5%	)	110,462	138,824	(20%	)
Refinance title and closing units	69,522	35,893	94%		35,893	37,204	(4%	)
Average price per closing unit	$1,320	$1,500	(12%	)	$1,500	$1,471	2%

(a)	Includes all franchisees except for our Company Owned Real Estate Brokerage Services segment.

Realogy Reports Results for Full Year 2009	Page 7

Table 4a

REALOGY CORPORATION

SELECTED 2009 FINANCIAL DATA

(In millions)

	For The Three Months Ended March 31, 2009	For The Three Months Ended June 30, 2009	For The Three Months Ended September 30, 2009	For The Three Months Ended December 31, 2009	For The Year Ended December 31, 2009
Revenue (a)
Real Estate Franchise Services	$105	$143	$151	$139	$538
Company Owned Real Estate Brokerage Services	491	764	896	808	2,959
Relocation Services	71	80	92	77	320
Title and Settlement Services	68	88	91	81	328
Corporate and Other	(38)	(57)	(61)	(57)	(213)

	$697	$1,018	$1,169	$1,048	$3,932

EBITDA (b)
Real Estate Franchise Services	$44	$85	$107	$87	$323
Company Owned Real Estate Brokerage Services (c)	(84)	24	48	18	6
Relocation Services	—	72	34	16	122
Title and Settlement Services	(5)	12	10	3	20
Corporate and Other	(17)	(8)	54	(35)	(6)

Total	$(62)	$185	$253	$89	$465

Depreciation and Amortization	51	48	48	47	194
Interest, Net	144	147	139	153	583
Income Tax Benefit	2	5	8	(65)	(50)

Net Loss attributable to Realogy	$(259)	$(15)	$58	$(46)	$(262)

(a)	Transactions between segments are eliminated in consolidation. Revenues for the Real Estate Franchise Services segment include intercompany royalties and marketing fees paid by the Company Owned Real Estate Brokerage Services segment of $38 million, $57 million, $61 million and $57 million for the three months ended March 31, 2009, June 30, 2009, September 30, 2009 and December 31, 2009, respectively. Such amounts are eliminated through the Corporate and Other line. Revenues for the Relocation Services segment include $6 million, $9 million, $11 million and $8 million of intercompany referral and relocation fees paid by the Company Owned Real Estate Brokerage Services segment during the three months ended March 31, 2009, June 30, 2009, September 30, 2009 and December 31, 2009, respectively. Such amounts are recorded as contra-revenues by the Company Owned Real Estate Brokerage Services segment. Revenues for the Real Estate Franchise Services segment include intercompany royalties and marketing fees paid by the Company Owned Real Estate Brokerage Services segment of $213 million for the year ended December 31, 2009. Revenues for the Relocation Services segment include intercompany referral and relocation fees paid by the Company Owned Real Estate Brokerage Services segment of $34 million for the year ended December 31, 2009. There are no other material inter-segment transactions.
(b)	Includes $34 million and $4 million of restructuring costs and former parent legacy items, respectively, for the three months ended March 31, 2009, $10 million of restructuring costs offset by a benefit of $46 million of former parent legacy items (comprised of a benefit of $55 million recorded at Cartus related to Wright Express Corporation partially offset by $9 million of expenses recorded at Corporate) for the three months ended June 30, 2009, $15 million and $5 million of restructuring costs and former legacy items along with a $75 million gain on extinguishment of debt for the three months ended September 30, 2009 and $11 million, $3 million and $1 million of restructuring costs, former legacy items and merger cost, respectively for the three months ended December 31, 2009. EBITDA for the year ended December 31, 2009 includes $70 million of restructuring costs and $1 million of merger costs offset by a benefit of $34 million of former parent legacy items (comprised of a benefit of $55 million recorded at Cartus related to Wright Express Corporation partially offset by $21 million of expenses recorded at Corporate) and a gain on the extinguishment of debt of $75 million.

	For The Three Months Ended March 31, 2009	For The Three Months Ended June 30, 2009	For The Three Months Ended September 30, 2009	For The Three Months Ended December 31, 2009	For The Year Ended December 31, 2009
Real Estate Franchise Services	$1	$1	$1	$—	$3
Company Owned Real Estate Brokerage Services	25	5	13	4	47
Relocation Services	5	(52)	—	2	(45)
Title and Settlement Services	1	1	—	1	3
Corporate and Other	6	9	(69)	8	(46)

Total	$38	$(36)	$(55)	$15	$(38)

EBITDA by segment before restructuring and other items detailed above for the three months ended March 31, 2009 was: RFG $45 million, NRT ($59) million, Cartus $5 million, TRG ($4) million and Corporate ($11) million. EBITDA by segment before restructuring and other items detailed above for the corresponding three months ended June 30, 2009 was as follows: RFG $86 million, NRT $29 million, Cartus $20 million, TRG $13 million, and Corporate $1 million. EBITDA by segment before restructuring and other items detailed above for the corresponding three months ended September 30, 2009 was as follows: RFG $108 million, NRT $61 million, Cartus $34 million, TRG $10 million, and Corporate ($15) million. EBITDA by segment before restructuring and other items detailed above for the corresponding three months ended December 31, 2009 was as follows: RFG $87 million, NRT $22 million, Cartus $18 million, TRG $4 million, and Corporate ($27) million. EBITDA by segment before restructuring and other items detailed above for the corresponding year ended December 31, 2009 was as follows: RFG $326 million, NRT $53 million, Cartus $77 million, TRG $23 million, and Corporate ($52) million.

Realogy Reports Results for Full Year 2009	Page 8

Table 4b

REALOGY CORPORATION

SELECTED 2008 FINANCIAL DATA

(In millions)

	For The Three Months Ended March 31, 2008	For The Three Months Ended June 30, 2008	For The Three Months Ended September 30, 2008	For The Three Months Ended December 31, 2008	For The Year Ended December 31, 2008
Revenue (a)
Real Estate Franchise Services	$152	$185	$172	$133	$642
Company Owned Real Estate Brokerage Services	767	1,061	1,026	707	3,561
Relocation Services	108	124	129	90	451
Title and Settlement Services	81	94	84	63	322
Corporate and Other	(57)	(75)	(70)	(49)	(251)

	$1,051	$1,389	$1,341	$944	$4,725

EBITDA (b)
Real Estate Franchise Services	$80	$109	$98	$(884)	$(597)
Company Owned Real Estate Brokerage Services	(60)	26	(9)	(226)	(269)
Relocation Services	—	23	39	(319)	(257)
Title and Settlement Services	(2)	5	9	(315)	(303)
Corporate and Other	(14)	(2)	(8)	1	(23)

Total	$4	$161	$129	$(1,743)	$(1,449)

Depreciation and Amortization	56	55	54	54	219
Interest, Net	164	152	152	156	624
Income Tax Benefit	(84)	(19)	(27)	(250)	(380)

Net Loss attributable to Realogy	$(132)	$(27)	$(50)	$(1,703)	$(1,912)

(a)	Transactions between segments are eliminated in consolidation. Revenues for the Real Estate Franchise Services segment include intercompany royalties and marketing fees paid by the Company Owned Real Estate Brokerage Services segment of $57 million, $75 million, $70 million and $49 million for the three months ended March 31, 2008, June 30, 2008, September 30, 2008 and December 31, 2008, respectively. Such amounts are eliminated through the Corporate and Other line. Revenues for the Relocation Services segment include $7 million, $12 million, $14 million and $9 million of intercompany referral and relocation fees paid by the Company Owned Real Estate Brokerage Services segment during the three months ended March 31, 2008, June 30, 2008, September 30, 2008 and December 31, 2008 respectively. Such amounts are recorded as contra-revenues by the Company Owned Real Estate Brokerage Services segment. Revenues for the Real Estate Franchise Services segment include intercompany royalties and marketing fees paid by the Company Owned Real Estate Brokerage Services segment of $251 million for the year ended December 31, 2008. Revenues for the Relocation Services segment include intercompany referral and relocation fees paid by the Company Owned Real Estate Brokerage Services segment of $42 million for the year ended December 31, 2008. There are no other material inter-segment transactions.
(b)	Includes $9 million, and $7 million of restructuring and merger costs and former parent legacy items, respectively, for the three months ended March 31, 2008, $14 million of restructuring costs offset by a benefit of $7 million of former parent legacy items for the three months ended June 30, 2009, $14 million and $15 million of impairment charges and restructuring costs, respectively, along with an impairment charge for which Realogy recorded its portion of the charge in equity (earnings) losses of unconsolidated entities of $31 million for the three months ended September 30, 2009 and $1,775 million and $20 million of impairment and restructuring costs, respectively for the three months ended December 31, 2009 offset by a benefit of $18 million of former parent legacy costs. EBITDA for the year ended December 31, 2008 includes impairment charges of $1,789 million, $58 million of restructuring costs, the Company’s portion of the charge in equity (earnings) losses of $31 million, and $2 million of merger costs offset by a benefit of $20 million of former parent legacy costs.

	For The Three Months Ended March 31, 2008	For The Three Months Ended June 30, 2008	For The Three Months Ended September 30, 2008	For The Three Months Ended December 31, 2008	For The Year Ended December 31, 2008
Real Estate Franchise Services	$—	$—	$1	$954	$955
Company Owned Real Estate Brokerage Services	9	13	56	193	271
Relocation Services	—	—	2	337	339
Title and Settlement Services	—	1	1	309	311
Corporate and Other	7	(7)	—	(16)	(16)

Total	$16	$7	$60	$1,777	$1,860

EBITDA by segment before restructuring and other items detailed above for the three months ended March 31, 2008 was: RFG $80 million, NRT ($51) million, Cartus $0, TRG ($2) million and Corporate ($7) million. For the three months ended June 30, 2008 was: RFG $109 million, NRT $39 million, Cartus $23 million, TRG $6 million, and Corporate ($9) million. For the three months ended September 30, 2008 was: RFG $99 million, NRT $47 million, Cartus $41 million, TRG $10 million, and Corporate ($8) million. For the three months ended December 31, 2008 was: RFG $70 million, NRT ($33) million, Cartus $18 million, TRG ($6) million, and Corporate ($15) million. EBITDA by segment before restructuring and other items detailed above for the corresponding year ended December 31, 2008 was as follows: RFG $358 million, NRT $2 million, Cartus $82 million, TRG $8 million and Corporate ($39) million.

Realogy Reports Results for Full Year 2009	Page 9

Table 5

REALOGY CORPORATION

EBITDA AND ADJUSTED EBITDA

A reconciliation of net loss to EBITDA and Adjusted EBITDA for the year ended December 31, 2009 is set forth in the following table:

	For the Year Ended December 31, 2009
Net loss attributable to Realogy	$(262)
Income tax expense (benefit)	(50)

Loss before income taxes	(312)
Interest expense (income), net	583
Depreciation and amortization	194

EBITDA	465
Covenant calculation adjustments:
Restructuring costs, merger costs and former parent legacy costs (benefit), net (a)	37
Pro forma cost savings for 2009 restructuring initiatives (b)	33
Pro forma effect of business optimization initiatives (c)	38
Non-cash charges (d)	34
Non-recurring fair value adjustments for purchase accounting (e)	5
Pro forma effect of NRT acquisitions and RFG acquisitions and new franchisees (f)	5
Apollo management fees (g)	15
Proceeds from WEX contingent asset (h)	55
Incremental securitization interest costs (i)	3
Expenses incurred in debt modification activities (j)	4
Gain on extinguishment of debt	(75)

Adjusted EBITDA	$619

Total senior secured net debt (k)	$2,886
Senior secured leverage ratio	4.66	x

(a)	Consists of $70 million of restructuring costs and $1 million of merger costs offset by a benefit of $34 million of former parent legacy costs.
(b)	Represents actual costs incurred that are not expected to recur in subsequent periods due to restructuring activities initiated during 2009. From this restructuring, we expect to reduce our operating costs by approximately $103 million on a twelve month run-rate basis and estimate that $70 million of such savings were realized from the time they were put in place. The adjustment shown represents the impact the savings would have had on the period from January 1, 2009 through the time they were put in place, had those actions been effected on January 1, 2009.
(c)	Represents the twelve-month pro forma effect of business optimization initiatives that have been completed to reduce costs, including $3 million for initiatives to improve the Company Owned Real Estate Brokerage profit margin, $2 million for initiatives to improve Relocation Services and Title and Settlement Services fees, $19 million due to the exclusion of the retention accrual and $14 million related to other initiatives.
(d)	Represents the elimination of non-cash expenses, including a $14 million write-down of a cost method investment acquired in 2006, $12 million for the change in the allowance for doubtful accounts and the reserves for development advance notes and promissory notes from January 1, 2009 through December 31, 2009, $7 million of stock-based compensation expense, and $1 million related to the unrealized net losses on foreign currency transactions and foreign currency forward contracts.
(e)	Reflects the adjustment for the negative impact of fair value adjustments for purchase accounting at the operating business segments primarily related to deferred rent for the twelve months ended December 31, 2009.
(f)	Represents the estimated impact of acquisitions made by NRT and RFG acquisitions and new franchisees as if they had been acquired or signed on January 1, 2009. We have made a number of assumptions in calculating such estimate and there can be no assurance that we would have generated the projected levels of EBITDA had we owned the acquired entities or entered into the franchise contracts as of January 1, 2009.
(g)	Represents the elimination of annual management fees payable to Apollo for the twelve months ended December 31, 2009.
(h)

Wright Express Corporation (“WEX”) was divested by Cendant in February 2005 through an initial public offering (“IPO”). As a result of such IPO, the tax basis of WEX’s tangible and intangible assets increased to their fair market value which may

Realogy Reports Results for Full Year 2009	Page 10

reduce federal income tax that WEX might otherwise be obligated to pay in future periods. Under Article III of the Tax Receivable Agreement dated February 22, 2005 among WEX, Cendant and Cartus (the “TRA”),WEX was required to pay Cendant 85% of any tax savings related to the increase in fair value utilized for a period of time that we expect will be beyond the maturity of the notes. Cendant is required to pay 62.5% of these tax-savings payments received from WEX to us. The Company received $6 million of recurring tax receivable payments from Wright Express Corporation (“WEX”) during the last twelve months. On June 26, 2009, we entered into a Tax Receivable Prepayment Agreement with WEX, pursuant to which WEX simultaneously paid us the sum of $51 million, less expenses of approximately $2 million, as prepayment in full of its remaining contingent obligations to Realogy under Article III of the TRA.

(i)	Incremental borrowing costs incurred as a result of the securitization facilities refinancing for the twelve months ended December 31, 2009.
(j)	Represents the expenses incurred in connection with the Company’s unsuccessful debt modification activities in the third quarter of 2009.
(k)	Represents total borrowings under the senior secured credit facility, including the revolving credit facility, of $3,091 million plus $14 million of capital lease obligations less $219 million of readily available cash as of December 31, 2009.

Realogy Reports Results for Full Year 2009	Page 11

Table 6

Reconciliation of net loss to EBITDA before restructuring and other items

A reconciliation of net loss to EBITDA and EBITDA adjusted for restructuring and other items for the fourth quarter ended December 31, 2009 and 2008 is set forth in the following table:

	Quarter Ended December 31, 2009	Quarter Ended December 31, 2008
Net loss attributable to Realogy	$(46)	$(1,703)
Income tax benefit	(65)	(250)

Loss before income taxes	$(111)	$(1,953)
Interest expense (income), net	153	156
Depreciation and amortization	47	54

EBITDA	$89	$(1,743)

Legacy costs (benefit), net	3	(19)
Restructuring and merger costs	12	21
Impairment of intangible assets, goodwill and investments in unconsolidated entities	—	1,775

Total restructuring and other items	15	1,777

EBITDA adjusted for restructuring and other items	$104	$34

A reconciliation of net loss to EBITDA and EBITDA adjusted for restructuring and other items for the years ended December 31, 2009 and 2008 is set forth in the following table:

	Year Ended December 31, 2009	Year Ended December 31, 2008
Net loss attributable to Realogy	$(262)	$(1,912)
Income tax benefit	(50)	(380)

Loss before income taxes	$(312)	$(2,292)
Interest expense (income), net	583	624
Depreciation and amortization	194	219

EBITDA	$465	$(1,449)

Legacy costs (benefit), net	(34)	(20)
Restructuring and merger costs	71	60
Gain on extinguisment of debt	(75)	—
Impairment of intangible assets, goodwill and investments in unconsolidated entities	—	1,789
PHH home loans impairment recorded in equity in (earnings) losses	—	31

Total restructuring and other items	(38)	1,860

EBITDA adjusted for restructuring and other items	$427	$411

Realogy Reports Results for Full Year 2009	Page 12

Table 7

Definitions

EBITDA is defined by the Company as net income (loss) before depreciation and amortization, interest (income) expense, net (other than relocation services interest for securitization assets and securitization obligations) and income taxes. EBITDA before restructuring and other items is calculated by adjusting EBITDA by impairment, restructuring, legacy, and other items as described in Table 4 above. Adjusted EBITDA is calculated by adjusting EBITDA by the items described in Table 4 above. Adjusted EBITDA corresponds to the definition of “EBITDA,” calculated on a “pro forma basis,” used in the senior secured credit facility to calculate the senior secured leverage ratio and substantially corresponds to the definition of “EBITDA” used in the indentures governing the Unsecured Notes to test the permissibility of certain types of transactions, including debt incurrence. We present EBITDA and EBITDA before restructuring and other items because we believe EBITDA and EBITDA adjusted for restructuring and other items are useful supplemental measures in evaluating the performance of our operating businesses and provide greater transparency into our results of operations. The EBITDA and EBITDA before restructuring and other items measures are used by our management, including our chief operating decision maker, to perform such evaluation, and Adjusted EBITDA is used in measuring compliance with debt covenants relating to certain of our borrowing arrangements. EBITDA, EBITDA before restructuring and other items and Adjusted EBITDA should not be considered in isolation or as a substitute for net income or other statement of operations data prepared in accordance with GAAP.

We believe EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation, the age and book depreciation of facilities (affecting relative depreciation expense) and the amortization of intangibles, which may vary for different companies for reasons unrelated to operating performance. We further believe that EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an EBITDA measure when reporting their results.

EBITDA and EBITDA before restructuring and other items have limitations as an analytical tool, and you should not consider EBITDA either in isolation or as a substitute for analyzing our results as reported under GAAP. Some of these limitations are:

•	EBITDA does not reflect changes in, or cash requirement for, our working capital needs;

•	EBITDA does not reflect our interest expense (except for interest related to our securitization obligations), or the cash requirements necessary to service interest or principal payments, on our debt;

•	EBITDA does not reflect our income tax expense or the cash requirements to pay our taxes;

•	EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and these EBITDA measures do not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate these EBITDA measures differently so they may not be comparable.

In addition to the limitations described above with respect to EBITDA and EBITDA before restructuring and other items, Adjusted EBITDA includes pro forma cost-savings and the pro forma full year effect of NRT acquisitions and RFG acquisitions/new franchisees. These adjustments may not reflect the actual cost savings or pro forma effect recognized in future periods.